S E C O N D F I S C A L Q U A R T E R 2 0 2 4 Affirm Shareholder Letter

Max Levchin

FOUNDER AND CEO

Gross Merchandise Volume ("GMV")	Revenue	Revenue Less Transaction Costs[1]	Operating Income	Adj. Operating Income[1]
$7.5B	$591M	$242M	($172M)	$93M
+32%	+48%	+68%	+$187M	+$155M

All comparisons on a year-over-year basis

Fellow Affirm shareholders,

We delivered another set of outstanding results in FQ2'24:

- GMV grew **32%** year over year to $7.5 billion, accelerating for the third consecutive quarter,
- Revenue grew **48%** year over year to $591 million,
- Revenue Less Transaction Costs ("RLTC") grew **68%** year over year to $242 million, or **3.2%** of GMV,
- …generating **$93 million** of Adjusted Operating Income, as compared to ($62 million) in FQ2'23.

This time last year, we reiterated our commitment to building operating leverage without sacrificing credit performance, volume growth, or innovation. The market wasn't exactly convinced then, but 12 months later, we have done exactly what we said we would.

Posting the fastest year-over-year GMV growth rate in over a year, we increased our funding capacity (+$5 billion in the last year), kept an unblinking eye on credit (30+ day delinquencies were flat both quarter over quarter and year over year), and invested in our offline future with continuous improvement of Affirm Card, which has now been used at over one million merchant locations, to buy everything from rugs to lingonberry pancakes. In FQ2'24, over 700 thousand cardholders generated an aggregate of $397 million in GMV and transacted four times more often than Affirm users overall.

>700K	~$400M	~30%	>1M
Active Affirm Card consumers at FQ2'24 end	Affirm Card GMV in FQ2'24	of Affirm Card GMV in FQ2'24 occurred in store	Merchant locations served since Affirm Card launch[2]

[1] Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter.

[2] Includes both active merchants as well as merchants that do not have a contractual point-of-sale relationship with Affirm or a platform partner but have engaged in at least one Affirm Card transaction.

affirm FQ2'24 Shareholder Letter 2

Onward, Max Calendar year 2023 was a unique experience, and a few reflections on lessons learned seem warranted after a tumultuous, yet triumphant year. 1. When the Affirm team focuses on a singular goal, we are unstoppable. Positioning the business to operate in the highest rate environment in 22 years was an all-company effort. Though we were confident it would succeed (and expected that to unlock growth), the pace of change was simply outstanding. This heightened level of disciplined execution is the new normal for Affirm. 2. Learning to do more with less made us a better company. From Affirm’s executive leadership to our individual contributors, this is the very best team we’ve had since our founding: committed, competent, cohesive. We will continue to be judicious in growing the team going forward. Calendar ‘23 was a year of tough choices, and our ability to navigate deliberately and quickly improved with each decision we made. 3. Our vision remained clear even as we focused on the immediate operational requirements. Not every feature release fits neatly into a 12-week dev cycle. We allowed ourselves the time to invest in high-conviction projects knowing the return on that investment would come months and quarters from now. I am deeply grateful to the Affirm team for rallying around the flag of honest finance, and am proud and excited to lead this company towards our strategic and financial goals. If there is one takeaway I’d like to offer our shareholders, it’s this: over the last year we’ve demonstrated we know how to operate our business with excellence. We intend to continue to do just that. FQ2’24 Shareholder Letter 3

FQ2’24 Business Update

Gross Merchandise Volume (GMV) grew 32% year over year to $7.5 billion, accelerating for the third consecutive quarter.

GMV growth was broadly distributed across merchant partners and product categories, with all categories except sporting goods and outdoor growing on a year-over-year basis. The direct-to-consumer business was a notable contributor to growth, increasing 51% year over year, in part due to the scaling of Affirm Card. While we saw strong results over the Black Friday Cyber Monday period, **growth accelerated throughout the quarter with each month in the quarter delivering a higher year-over-year growth rate** than the previous month.

On a category basis, travel and ticketing grew 56% year over year and continued to be a meaningful contributor to overall growth. Discretionary categories that performed well during the pandemic, such as sporting goods and outdoors, home/lifestyle, and electronics showed signs of improvement but continued to be a headwind to the overall growth rate.

Direct-to-Consumer GMV (D2C GMV) grew 51% year over year to $2 billion. **Affirm Card generated $397 million of GMV and had more than 700 thousand active consumers** at the end of FQ2’24, with approximately 30% of GMV occurring in store. This is an increase from $11 million and less than 50 thousand active consumers during the same period in the prior year.



$ million GMV
2,000
1,500
1,000
500
FQ2'22
FQ3'22
FQ4'22
FQ1'23
FQ2'23
FQ3'23
FQ4'23
FQ1'24
FQ2'24
Affirm Card
Affirm Marketplace

We continued to add cardholders at a pace consistent with prior quarters. Given the overall seasonality of our business, we expect Affirm Card GMV and user additions to begin reflecting normal seasonality, which may impact quarter-on-quarter GMV growth rates versus the seasonally strong December quarter.

Similar to prior quarters, interest-bearing GMV accounted for approximately 90% of Affirm Card GMV, with the remaining GMV split almost evenly between Pay Now and Pay in 4 transactions. RLTC as a percentage of GMV for the Card continues to be similar to that of Affirm overall and was within our 3 to 4% long-term target range.

Active consumers increased 13% year over year to 17.6 million. Excluding Returnly consumers, active consumers increased 16% year over year to 17.1 million. **Active merchants** increased 15% year over year to 279,000.



affirm FQ2’24 Shareholder Letter 4

FQ2'24 Financial Highlights

As a percentage of GMV		As a percentage of Revenue	
Total Revenue	RLTC	Operating Margin	Adj. Operating Margin[1]
7.9%	3.2%	(29%)	16%
+80 basis points	+70 basis points	+61 percentage points	+31 percentage points

All comparisons on a year-over-year basis

Total Revenue

Total Revenue grew 48% year over year to $591 million. Revenue as a percentage of GMV increased to 7.9%, compared to 7.1% in FQ2'23. Network revenue grew 40% year over year and outpaced overall GMV growth. Network revenue was driven by strong growth with small and medium size businesses and the scaling of Affirm Card, both of which had substantially higher year-over-year GMV growth rates than Affirm overall. Additionally, the ongoing benefit of our pricing initiatives, combined with an increase in loans held for investment, enabled us to grow interest income on a year-over-year basis at a rate that outpaced the growth in GMV.

Despite the overall strength in revenue, gain on sales of loans was a headwind to growth and declined by $7 million year over year. This decline was largely due to the higher benchmark interest rate environment. Servicing income was also approximately flat year over year due to relative stability in the amount of off balance sheet loans.

RLTC

RLTC grew 68% year over year to $242 million, or 3.2% of GMV, compared to 2.5% of GMV in FQ2'23. Despite the federal-funds target rate increasing by over 150 basis points year over year, we delivered excellent RLTC growth. RLTC as a percentage of GMV also increased by 70 basis points year over year and returned to our 3 to 4% long-term target range. This robust performance was driven by strong revenue growth with total revenue increasing $192 million year over year. In absolute terms, approximately two thirds of the revenue growth came from higher interest income, with the remainder coming from network revenue.

Transaction costs increased $94 million year over year. Funding costs increased $41 million, or 93% year over year. The increase in funding costs was split almost evenly between higher funding debt balances, as well as higher cost of funding debt due to the higher interest rate environment. Processing and servicing expenses also increased $24 million, in part due to the ongoing success of one of our platform partnerships which has a revenue sharing agreement. Provision for credit losses and loss on loan purchase commitment were lesser contributors to transaction cost growth, collectively increasing by $29 million year over year. Provision for credit losses remained well controlled, consistent with the resilient credit performance of our loans.



affirm FQ2'24 Shareholder Letter 5

6FQ2’24 Shareholder Letter Adjusted Operating Income (Loss) was $93 million, compared to ($62) million in FQ2’23. Adjusted Operating Income as a percentage of Revenue, or Adjusted Operating Margin, was 16% during the period compared to (16%) during FQ2’23. Adjusted Operating Income excludes the impact of enterprise warrant and share-based expenses, stock-based compensation expense, and other items. Approximately two thirds of the year-over-year increase in adjusted operating income was due to the increase in RLTC. Non-GAAP other operating expenses also declined $57 million year over year, or 27%, with non-GAAP technology and data analytics expense declining 33%, again in part due to the reduction in infrastructure expenses. Sales and marketing expense also declined 29% year over year, while general and administrative expense declined 21%. Adjusted Operating Income Operating Income (Loss) was ($172) million, compared to ($360) million in FQ2’23. Of the $172 million loss, $134 million was attributable to enterprise warrant and share-based expenses associated with warrants granted to two enterprise partners. Additionally, we incurred $120 million of stock-based compensation. Operating Income as a percentage of revenue, or Operating Margin, was (29%) in the period, compared to (90%) during FQ2’23. The improvement was driven by a $90 million year-over-year reduction in operating expenses excluding transaction costs, paired with a $98 million increase in RLTC. Operating expense declined in part due to the restructuring program announced in February 2023 and the realization of several operational efficiency efforts. The largest decline was in technology and data analytics expense, which declined $37 million year over year as we reduced infrastructure expenses in absolute terms even while growing GMV. Additionally, sales and marketing and general and administrative expenses collectively declined by approximately $50 million year over year, with the reduction split almost evenly between the two expense categories. Operating Income

We continued to deliver strong credit outcomes, with 30+ day delinquencies for monthly installment loans flat both year over year and quarter over quarter, even as we accelerated GMV growth for a third consecutive quarter. Our transaction-level underwriting enabled us to continue delivering differentiated credit performance while extending responsible access to credit, achieving our unit economic targets, and delivering good returns to capital partners. We believe credit performance has largely returned to pre-pandemic trends. This includes normal seasonality, which has historically led to seasonally lower delinquency rates during the second and third fiscal quarters and seasonally elevated delinquency rates in the first and fourth fiscal quarters. Funding Capacity increased to $15.5 billion at the end of December, up from $13.1 billion at the end of September, with capacity increasing across all funding channels. We also continued to diversify our funding partners by adding two new international partners, as well as upsizing a facility with an existing international partner. While benchmark rates are the highest in more than 20 years, our Capital team executed well during the quarter as funding partners valued our differentiated credit performance and overall risk profile. Within the ABS channel, we issued a total of $1.5 billion during the first half of fiscal 2024 – more than we issued in all of fiscal year 2023. We also added more than 20 first-time ABS buyers over the past 12 months, and our investor base has expanded to over 100 unique, diverse institutional buyers across our ABS platform since we entered the market in 2020. The $407 million 2023-X1 securitization that priced in November also marked our successful return to the issuance of static deals. The transaction was extremely well received by investors garnering an ~7x oversubscription level at pricing and saw close to 40 unique institutional investors participating. Link to charts https://www.figma.com/file/AevKTajtkGCyZHkIL sdJcr/Shareholder-Letter-Template?type=desig n&node-id=17-2834&mode=design&t=yaUjR0He HcynGLIl-0 +$5.0B Year-over-year increase in funding capacity FQ2’24 Shareholder Letter 7 Credit quality Capital and funding update Year-over-Year Comparison: Monthly Installment Loan 30+ Day Delinquency Rate +$2.4B Quarter-over-quarter increase in funding capacity +20 First-time ABS buyers in the last twelve months Monthly installment loans exclude Pay in 4 and other non-monthly loan products

Capital allocation and liquidity At the end of December, we had $2.0 billion in total liquidity split between cash and securities available for sale, similar to our total liquidity at the end of September. Against this amount, we had $1.4 billion in convertible debt. As previously announced, in December 2023 the Affirm board of directors authorized the repurchase of up to $800 million in aggregate principal amount of our outstanding convertible debt. This authorization succeeds the $800 million repurchase authorization approved by our board of directors in June 2023, which expired on December 31, 2023. We did not execute any repurchases under the June 2023 authorization. Subject to market conditions, we will continue to evaluate opportunities to optimize the debt capital structure and proactively manage long-term liabilities. FQ2’24 Shareholder Letter 8

Financial Outlook

	Fiscal Q3 2024
GMV	$5.8 to $6.0 billion
Revenue	$530 to $550 million
Transaction Costs	$325 to $335 million
Revenue Less Transaction Costs	$205 to $215 million
Adjusted Operating Margin[3]	6 to 8 percent
Weighted Average Shares Outstanding	314 million

The following summarizes Affirm's financial outlook for fiscal year 2024:

- **GMV**: more than $25.25 billion
- **Revenue as a percentage of GMV**: increase ~65 basis points from FY'23
- **Revenue Less Transaction Costs as a percentage of GMV**: increase ~20 basis points from FY'23
- **Adjusted Operating Margin**[3]: more than 11 percent
- **Weighted Average Shares Outstanding**: 311 million

Assumptions embedded within the outlook

Funding

- Equity Capital Required ("ECR") as a percentage of Total Platform Portfolio ("ECR Ratio") is expected to remain near 5% for the remainder of the fiscal year.
- Based upon the current forward interest rate curve which is embedded in our outlook, the year-over-year change from higher benchmark interest rates will diminish during the remainder of the fiscal year and no longer be a headwind as we exit the fiscal year.

Revenue and transaction costs

- The substantial majority of the benefit from our interest-bearing loan pricing initiatives will be realized by the end of second fiscal half 2024.

Product and Go-to-Market Initiatives

- Affirm Money Account, the business-to-business (B2B) product, and international growth outside of North America are not expected to be material contributors during fiscal year 2024.

[3]A reconciliation of adjusted operating margin to the comparable GAAP measure is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future.

affirm FQ2'24 Shareholder Letter 9

About Affirm Affirm’s mission is to deliver honest financial products that improve lives. By building a new kind of payment network — one based on trust, transparency and putting people first — we empower millions of consumers to spend and save responsibly, and give thousands of businesses the tools to fuel growth. Unlike most credit cards and other pay-over-time options, we show consumers exactly what they will pay up front, never increase that amount, and never charge any late or hidden fees. Contacts Investor Relations: ir@affirm.com Media: press@affirm.com Affirm will host a conference call and webcast to discuss second fiscal quarter 2024 financial results on February 8, 2024, at 5:00 pm ET. Hosting the call will be Max Levchin, Founder and Chief Executive Officer, and Michael Linford, Chief Financial Officer. The conference call will be webcast live from the Company's investor relations website at https://investors.affirm.com/. A replay will be available on the investor relations website following the call. Conference Call Affirm will be attending the following upcoming investment conferences: Upcoming Investor Conferences Morgan Stanley TMT March 7, 2024 San Francisco, CA Wolfe FinTech Forum March 13, 2024 New York City, NY 10FQ2’24 Shareholder Letter

Three Months Ended December 31, 2023 2022 (in millions, except GMV and percent data) (unaudited) GMV (in billions) $ 7.5 $ 5.7 Total Transactions (count) 26.2 18.4 Total Revenue, net $ 591.1 $ 399.6 Total Revenue as a % of GMV 7.9% 7.1 % Transaction Costs (Non-GAAP) $ 349.3 $ 255.4 Transaction Costs as a % of GMV 4.7% 4.5 % Revenue Less Transaction Costs (Non-GAAP) $ 241.8 $ 144.2 Revenue Less Transaction Costs as a % of GMV (Non-GAAP) 3.2% 2.5 % Operating Loss $ (172.2) $ (359.5) Operating Margin (29.1) % (90.0) % Adjusted Operating Income (Loss) (Non-GAAP) $ 92.6 $ (62.0) Adjusted Operating Margin (Non-GAAP) 15.7% (15.5) % Net Loss $ (166.9) $ (322.4) Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators December 31, 2023 June 30, 2023 December 31, 2022 (unaudited) Active Consumers (in millions) 17.6 16.5 15.6 Transactions per Active Consumer 4.4 3.9 3.5 Active Merchants (in thousands) 279.5 254.1 243.4 Total Platform Portfolio (Non-GAAP) (in billions) $ 10.6 $ 8.7 $ 8.4 Equity Capital Required (Non-GAAP) (in millions) $ 591.5 $ 472.6 $ 459.0 Equity Capital Required as a % of Total Platform Portfolio (Non-GAAP) 5.6% 5.4% 5.5 % Allowance for Credit Losses as a % of Loans Held for Investment 5.0% 4.6% 5.0 % FQ2’24 Shareholder Letter 11

Key Operating Metrics Gross Merchandise Volume (“GMV”) - The Company defines GMV as the total dollar amount of all transactions on the Affirm platform during the applicable period, net of refunds. GMV does not represent revenue earned by the Company. However, the Company believes that GMV is a useful operating metric to both the Company and investors in assessing the volume of transactions that take place on the Company's platform, which is an indicator of the success of the Company's merchants and the strength of that platform. Active Consumers - The Company defines an active consumer as a consumer who engages in at least one transaction on its platform during the 12 months prior to the measurement date. The Company believes that active consumers is a useful operating metric to both the Company and investors in assessing consumer adoption and engagement and measuring the size of the Company's network. Transactions per Active Consumer - Transactions per active consumer is defined as the average number of transactions that an active consumer has conducted on its platform during the 12 months prior to the measurement date. The Company believes that transactions per active consumer is a useful operating metric to both the Company and investors in assessing consumer engagement and repeat usage, which is an indicator of the value of the Company's network. Non-GAAP Financial Measures Transaction Costs - The Company defines transaction costs as the sum of loss on loan purchase commitment, provision for credit losses, funding costs, and processing and servicing expense. The Company believes that transaction costs is a useful financial measure to both the Company and investors of those costs, which vary with the volume of transactions processed on the Company's platform. Transaction Costs as a Percentage of GMV - The Company defines transaction costs as a Percentage of GMV as transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors as it approximates the variable cost efficiency of transactions processed on the Company's platform. Revenue Less Transaction Costs (“RLTC”) - The Company defines revenue less transaction costs as GAAP total revenue less transaction costs, as defined above. The Company believes that revenue less transaction costs is a useful financial measure to both the Company and investors of the economic value generated by transactions processed on the Company's platform. Revenue Less Transaction Costs as a Percentage of GMV - The Company defines revenue less transaction costs as a percentage of GMV as revenue less transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that revenue less transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors of the unit economics of transactions processed on the Company's platform. Adjusted Operating Income (Loss) - The Company defines adjusted operating income (loss) as its GAAP operating loss, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Adjusted operating income (loss) is presented because the Company believes that it is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. FQ2’24 Shareholder Letter 12

Adjusted Operating Margin - The Company defines adjusted operating margin as its adjusted operating income (loss), as defined above, as a percentage of its GAAP total revenue. Similar to adjusted operating income (loss), the Company believes that adjusted operating margin is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. Total Platform Portfolio - The Company defines total platform portfolio as the unpaid principal balance outstanding of all loans facilitated through its platform as of the balance sheet date, including loans held for investment, loans held for sale, and loans owned by third-parties. The Company believes that total platform portfolio is a useful financial measure to both the Company and investors in assessing the scale of funding requirements for the Company's network. Equity Capital Required (“ECR”) - The Company defines equity capital required as the sum of the balance of loans held for investment and loans held for sale, less the balance of funding debt and notes issued by securitization trusts as of the balance sheet date. The Company believes that equity capital required is a useful financial measure to both the Company and investors in assessing the amount of the Company's total platform portfolio that the Company funds with its own equity capital. Equity Capital Required as a Percentage of Total Platform Portfolio (“ECR Ratio”) - The Company defines equity capital required as a percentage of total platform portfolio as equity capital required, as defined above, as a percentage of total platform portfolio, as defined above. The Company believes that equity capital required as a percentage of total platform portfolio is a useful financial measure to both the Company and investors in assessing the proportion of outstanding loans on the Company's platform that are funded by the Company's own equity capital. Non-GAAP Sales and Marketing Expense - The Company defines non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP sales and marketing expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its sales and marketing activities and that it facilitates period to period comparisons of the Company's sales and marketing as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Technology and Data Analytics Expense - The Company defines non-GAAP technology and data analytics expense as GAAP technology and data analytics expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP technology and data analytics expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its technology and data analytics activities and that it facilitates period to period comparisons of the Company's technology and data analytics as the items excluded generally are not a function of the Company's operating performance. Non-GAAP General and Administrative Expense - The Company defines non-GAAP general and administrative expense as GAAP general and administrative expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP general and administrative expense is presented because the Company believes that it is a useful financial measure to both the Company and investors as it facilitates period to period comparisons of the Company's general and administrative costs as the items excluded generally are not a function of the Company's operating performance. FQ2’24 Shareholder Letter 13

Supplemental Performance Indicators Active Merchants - The Company defines an active merchant as a merchant which has a contractual point-of-sale relationship with Affirm or a platform partner, and engages in at least one Affirm transaction during the 12 months prior to the measurement date. The Company believes that active merchants is a useful performance indicator to both the Company and investors because it measures the reach of the Company's network. Total Transactions - The Company defines total transactions as the total number of unique transactions on the Affirm platform during the applicable period. The Company believes that total transactions is a useful performance indicator to both the Company and investors because it measures the frequency of consumer engagement, as demonstrated by the total number of unique transactions. Total Revenue as a Percentage of GMV - The Company defines total revenue as a percentage of GMV as GAAP total revenue as a percentage of GMV, as defined above. The Company believes that total revenue as a percentage of GMV is a useful performance indicator to both the Company and investors of the revenue generated on a transaction processed on the Company's platform. Allowance for Credit Losses as a Percentage of Loans Held for Investment - The Company defines allowance for credit losses as a percentage of loans held for investment as GAAP allowance for credit losses as a percentage of GAAP loans held for investment. The Company believes that allowance for credit losses as a percentage of loans held for investment is a useful performance indicator to both the Company and investors of the future estimated credit losses on the Company's outstanding loans held for investment. Funding Capacity - The Company defines funding capacity as the total amount of committed funding provided by warehouse credit facilities, securitizations, and forward flow loan sale agreements available for the purchase or financing of loans. Funding capacity also includes the utilized portion of uncommitted forward flow loan sale agreements as of the measurement date. The Company believes that funding capacity is a useful performance indicator to both the Company and investors of its ability to fund loan transactions on the Affirm platform. Delinquencies - The Company defines delinquency as when a payment on a loan becomes more than 4 days past due. The Company generally views delinquency in groupings of more than 30 days past due, more than 60 days past due, and more than 90 days past due. A loan is charged off after a payment on a loan becomes 120 days past due. The Company believes that delinquencies are a useful performance indicator to both the Company and investors of the credit quality and performance of the loan portfolio. Average Asset Yield - The Company defines average asset yield as the annualized interest income on unpaid principal balance, divided by the average of loans held for investment during the period. The Company believes that average asset yield is a useful indicator of annualized yield on loans from interest income paid by consumers. Average Cost of Funds - The Company defines average cost of funds as annualized funding costs divided by the average of funding debt and notes issued by securitization trusts during the period. The Company believes that this is a useful indicator of the average cost of third-party financing of loans held for investment. Cumulative Net Charge-Offs - The Company defines cumulative net charge-offs as the total dollar amount of loans charged off over time from a specific cohort of transaction, less any recoveries. The Company believes that cumulative net charge-offs is a useful performance indicator to both the Company and Investors of the credit quality and performance of the loan portfolio. Net Cash - The Company defines net cash as cash and cash equivalents plus securities available for sale, minus convertible senior notes. The Company believes that net cash is a useful performance indicator to both the Company and investors as it provides an alternative perspective of the Company's liquidity. FQ2’24 Shareholder Letter 14

Use of Non-GAAP Financial Measures To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company presents the following non-GAAP financial measures: transaction costs, transaction costs as a percentage of GMV, revenue less transaction costs, revenue less transaction costs as a percentage of GMV, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, adjusted operating income (loss), adjusted operating margin, total platform portfolio, equity capital required, and equity capital required as a percentage of total platform portfolio. Definitions of these non-GAAP financial measures are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above, and reconciliations of these non-GAAP financial measures with the most directly comparable GAAP financial measures are included in the tables below. Summaries of the reasons why the Company believes that the presentation of each of these non-GAAP financial measures provides useful information to the Company and investors are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above. In addition, the Company uses these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of its annual operating budget, and for evaluating the effectiveness of its business strategy. However, these non-GAAP financial measures are presented for supplemental informational purposes only, and these non-GAAP financial measures have limitations as analytical tools. Some of these limitations are as follows: ● Revenue less transaction costs and revenue less transaction costs as a percentage of GMV are not intended to be measures of operating profit or loss as they exclude key operating expenses such as technology and data analytics, sales and marketing, and general and administrative expenses; ● Adjusted operating income (loss) and adjusted operating margin exclude certain recurring, non-cash charges such as depreciation and amortization, the expense related to warrants and share-based payments granted to enterprise partners, and share-based compensation expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses; and ● Other companies, including companies in the same industry, may calculate these non-GAAP financial measures differently from how the Company calculates them or not at all, which reduces its usefulness as a comparative measure. Accordingly, investors should not consider these non-GAAP financial measures in isolation or as substitutes for analysis of the Company's financial results as reported under GAAP, and these non-GAAP measures should be considered along with other operating and financial performance measures presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate the business. FQ2’24 Shareholder Letter 15

Cautionary Note About Forward-Looking Statements This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including statements regarding: the Company’s strategy and future operations, including the Company's partnerships with certain key merchants and commerce platforms as well as its engagement with existing and prospective originating bank partners; the development, innovation, introduction and performance of, and demand for, the Company’s products, including Affirm Card; the Company’s ability to execute on its initiatives; the Company’s ability to maintain funding sources to support its business; acquisition and retention of merchants and consumers; the Company’s future growth, investments, network expansion, product mix, brand awareness, financial position, gross merchandise volume, revenue, transaction costs, operating income, provision for credit losses, and cash flows; and general economic trends and trends in the Company’s industry and markets. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company’s need to attract additional merchants, partners and consumers and retain and grow its relationships with existing merchants, partners and consumers; the highly competitive and evolving nature of its industry; its need to maintain a consistently high level of consumer satisfaction and trust in its brand; the concentration of a large percentage of its revenue and GMV with a small number of merchant partners and commerce platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to successfully maintain its relationship with existing originating bank partners and engage additional originating bank partners; its ability to maintain, renew or replace its existing funding arrangements and build and grow new funding relationships; the impact of any of its existing funding sources becoming unwilling or unable to provide funding to it on terms acceptable to it, or at all; its ability to effectively underwrite loans facilitated through its platform and accurately price credit risk; the performance of loans facilitated through its platform; the impact of elevated market interest rates and corresponding higher negotiated interest rate spreads on its business; the terms of its securitizations, warehouse credit facilities and forward flow agreements; the impact on its business of general economic conditions, including the impact of inflation, ongoing recessionary concerns, the potential for more instability of financial institutions, the financial performance of its merchants, and fluctuations in the U.S. consumer credit market; its ability to achieve sustained profitability in the future; its ability to grow effectively through acquisitions or other strategic investments or alliances; seasonal or other fluctuations in its revenue and GMV as a result of consumer spending patterns; pending and future litigation, regulatory actions and/or compliance issues; developments in its regulatory environment; the impact of the reduction in its workforce announced in February 2023, including its ability to continue to attract and retain highly skilled employees; and other risks that are described in its most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company’s views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements.The forward-looking statements are made as of the date hereof, and the Company assumes no obligation and does not intend to update these forward-looking statements. FQ2’24 Shareholder Letter 16

December 31, 2023 June 30, 2023 Assets Cash and cash equivalents $ 1,036,719 $ 892,027 Restricted cash 411,259 367,917 Securities available for sale at fair value 914,069 1,174,653 Loans held for sale 29 76 Loans held for investment 5,238,812 4,402,962 Allowance for credit losses (262,204) (204,531) Loans held for investment, net 4,976,608 4,198,431 Accounts receivable, net 307,286 199,085 Property, equipment and software, net 369,854 290,135 Goodwill 541,156 542,571 Intangible assets 17,407 34,434 Commercial agreement assets 134,558 177,672 Other assets 356,044 278,614 Total assets $ 9,064,989 $ 8,155,615 Liabilities and stockholders’ equity Liabilities: Accounts payable $ 59,805 $ 28,602 Payable to third-party loan owners 134,567 53,852 Accrued interest payable 22,181 13,498 Accrued expenses and other liabilities 150,272 180,883 Convertible senior notes, net 1,415,952 1,414,208 Notes issued by securitization trusts 2,740,656 2,165,577 Funding debt 1,906,672 1,764,812 Total liabilities 6,430,105 5,621,432 Stockholders’ equity: Class A common stock, par value $0.00001 per share: 3,030,000,000 shares authorized, 258,034,539 shares issued and outstanding as of December 31, 2023; 3,030,000,000 shares authorized, 237,230,381 shares issued and outstanding as of June 30, 2023 2 2 Class B common stock, par value $0.00001 per share: 140,000,000 shares authorized, 47,499,807 shares issued and outstanding as of December 31, 2023; 140,000,000 shares authorized, 59,615,836 shares issued and outstanding as of June 30, 2023 1 1 Additional paid in capital 5,571,955 5,140,850 Accumulated deficit (2,929,932) (2,591,247) Accumulated other comprehensive loss (7,142) (15,423) Total stockholders’ equity 2,634,884 2,534,183 Total liabilities and stockholders’ equity $ 9,064,989 $ 8,155,615 AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share and per share amounts) FQ2’24 Shareholder Letter 17

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited) (in thousands, except share and per share amounts) Three Months Ended December 31, 2023 2022 Revenue Merchant network revenue $ 188,357 $ 134,019 Card network revenue 39,269 29,117 Total network revenue 227,626 163,136 Interest income 288,346 155,321 Gain on sales of loans 52,702 59,607 Servicing income 22,436 21,494 Total revenue, net $ 591,110 $ 399,558 Operating expenses Loss on loan purchase commitment $ 53,630 $ 38,422 Provision for credit losses 120,880 106,689 Funding costs 84,617 43,751 Processing and servicing 90,203 66,508 Technology and data analytics 119,833 156,747 Sales and marketing 161,265 188,334 General and administrative 132,777 158,639 Restructuring and other 56 — Total operating expenses 763,261 759,090 Operating loss $ (172,151) $ (359,532) Other income, net 4,549 35,527 Loss before income taxes $ (167,602) $ (324,005) Income tax benefit (700) (1,568) Net loss $ (166,902) $ (322,437) Other comprehensive income (loss) Foreign currency translation adjustments $ 13,824 $ 4,522 Unrealized gain on securities available for sale, net 4,853 3,069 Loss on cash flow hedges (614) — Net other comprehensive income (loss) 18,063 7,591 Comprehensive loss $ (148,839) $ (314,846) Per share data: Net loss per share attributable to common stockholders for Class A and Class B Basic $ (0.54) $ (1.10) Diluted $ (0.54) $ (1.10) Weighted average common shares outstanding Basic 307,571,602 293,683,331 Diluted 307,571,602 293,683,331 Three Months Ended December 31, 2023 2022 General and administrative $ 61,939 $ 66,659 Technology and data analytics 22,567 48,534 Sales and marketing 4,305 5,549 Processing and servicing 1,353 1,033 Total stock-based compensation in operating expenses $ 90,164 $ 121,775 The following table presents the components and classification of stock-based compensation (in thousands): FQ2’24 Shareholder Letter 18

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands) Three Months Ended December 31, 2023 2022 Cash flows from operating activities Net loss $ (166,902) $ (322,437) Adjustments to reconcile net loss to net cash used in operating activities: Provision for credit losses 120,880 106,689 Amortization of premiums and discounts on loans, net (46,841) (34,258) Gain on sales of loans (52,702) (59,607) Changes in fair value of assets and liabilities (802) (14,941) Amortization of commercial agreement assets 21,557 21,557 Amortization of debt issuance costs 7,224 676 Amortization of discount on securities available for sale (11,002) (7,303) Commercial agreement warrant expense 114,705 128,053 Stock-based compensation 90,164 121,775 Depreciation and amortization 26,512 23,004 Other 19,638 (917) Change in operating assets and liabilities: Purchases of loans held for sale (1,022,671) (1,668,537) Proceeds from the sale of loans held for sale 1,034,074 1,720,835 Accounts receivable, net (74,279) (56,767) Other assets (29,103) (10,727) Accounts payable 32,460 (5,560) Payable to third-party loan owners 25,069 36,567 Accrued interest payable 2,699 6,981 Accrued expenses and other liabilities (16,359) (13,631) Net cash provided by (used in) operating activities 74,321 (28,548) Cash flows from investing activities Purchases and origination of loans held for investment (6,103,822) (3,790,632) Proceeds from the sale of loans held for investment 2,077,703 376,274 Principal repayments and other loan servicing activity 3,351,462 2,422,100 Additions to property, equipment and software (38,747) (34,250) Purchases of securities available for sale (96,509) (1,000) Proceeds from maturities and repayments of securities available for sale 219,736 333,657 Other investing cash inflows/(outflows) (34,725) 1,640 Net cash used in investing activities (624,902) (692,211) Cash flows from financing activities Proceeds from funding debt 3,543,462 2,173,968 Payment of debt issuance costs (5,790) 2,650 Principal repayments of funding debt (3,352,650) (1,087,428) Proceeds from issuance of notes and residual trust certificates by securitization trusts 351,828 69 Principal repayments of notes issued by securitization trusts (12,902) (408,670) Proceeds from exercise of common stock options and warrants and contributions to ESPP 21,556 7,233 Payments of tax withholding for stock-based compensation (39,159) (18,009) Net cash provided by financing activities 506,345 669,813 Effect of exchange rate changes on cash, cash equivalents and restricted cash 3,722 2,201 Net increase in cash, cash equivalents and restricted cash (40,514) (48,745) Cash, cash equivalents and restricted cash, beginning of period 1,488,492 1,913,538 Cash, cash equivalents and restricted cash, end of period $ 1,447,978 $ 1,864,793 FQ2’24 Shareholder Letter 19

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT. (Unaudited) (in thousands) Three Months Ended December 31, 2023 2022 Supplemental disclosures of cash flow information Cash payments for interest expense $ 77,581 $ 33,081 Cash paid for operating leases 4,147 4,077 Cash paid for income taxes 260 74 Supplemental disclosures of non-cash investing and financing activities Stock-based compensation included in capitalized internal-use software $ 29,657 $ 22,443 Right of use assets obtained in exchange for operating lease liabilities — 494 FQ2’24 Shareholder Letter 20

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables present a reconciliation of transaction costs, revenue less transaction costs, adjusted operating loss, adjusted operating margin, non-GAAP general and administrative expense, non-GAAP Technology and data analytics expense, and equity capital required to their most directly comparable financial measures prepared in accordance with GAAP for each of the periods indicated.

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022
	(in thousands, except percent data)	
Operating expenses		
Loss on loan purchase commitment	$ 53,630	$ 38,422
Provision for credit losses	120,880	106,689
Funding costs	84,617	43,751
Processing and servicing	90,203	66,508
Transaction costs (Non-GAAP)	**$ 349,330**	**$ 255,370**
Technology and data analytics	119,833	156,747
Sales and marketing	161,265	188,334
General and administrative	132,777	158,639
Restructuring and other	56	—
Total operating expenses	**$ 763,261**	**$ 759,090**
Total revenue	$ 591,110	$ 399,558
Less: Transaction costs (Non-GAAP)	(349,330)	(255,370)
Revenue less transaction costs (Non-GAAP)	**$ 241,780**	**$ 144,188**
Operating income (loss)	**$ (172,151)**	**$ (359,532)**
Add: Depreciation and amortization	40,372	23,004
Add: Stock-based compensation included in operating expenses	90,164	121,775
Add: Enterprise warrant and share-based expense	134,167	147,516
Add: Other costs [3]	—	5,203
Add: Restructuring and other	56	—
Adjusted operating income (loss) (Non-GAAP)	**$ 92,608**	**$ (62,034)**
Divided by: Total revenue, net	$ 591,110	$ 399,558
Adjusted operating margin (Non-GAAP)	**15.7 %**	**(15.5)%**
General and administrative expense	**$ 132,777**	**$ 158,639**
Less: Depreciation and amortization included in general and administrative expense	(962)	(581)
Less: Stock-based compensation included in general and administrative expense	(61,939)	(66,659)
Less: Other costs included in general and administrative expense	—	(3,273)
Non-GAAP General and administrative expense	**$ 69,876**	**$ 88,126**
Technology and data analytics expense	**$ 119,833**	**$ 156,747**
Less: Depreciation and amortization included in technology and data analytics expense	(38,531)	(20,154)
Less: Stock-based compensation included in technology and data analytics expense	(22,567)	(48,534)
Non-GAAP Technology and data analytics expense	**$ 58,735**	**$ 88,059**
Sales and marketing expense	**$ 161,265**	**$ 188,334**
Less: Depreciation and amortization included in sales and marketing expense	(721)	(2,161)
Less: Stock-based compensation included in sales and marketing expense	(4,305)	(5,549)
Less: Enterprise warrant and share-based included in sales and marketing expense	(134,167)	(147,516)
Less: Other costs included in sales and marketing expense	—	(1,930)
Non-GAAP Sales and marketing expense	**$ 22,072**	**$ 31,179**

	December 31, 2023	June 30, 2023	December 31, 2022
		(in thousands)	
Loans held for investment	$ 5,238,812	$ 4,402,962	$ 3,655,504
Add: Loans held for sale	29	76	344
Less: Funding debt	(1,906,672)	(1,764,812)	(1,882,670)
Less: Notes issued by securitization trusts	(2,740,656)	(2,165,577)	(1,314,212)
Equity capital required (Non-GAAP)	**$ 591,513**	**$ 472,649**	**$ 458,966**

[3] Other costs consist of expenses incurred in the period associated with the Company's acquisitions and restructuring and exit and disposal costs affirm FQ2'24 Shareholder Letter

21

SUPPLEMENTAL DELINQUENCY INFORMATION Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2018 3.9% 3.8% 2.9% 2.6% FY 2019 2.9% 2.5% 2.0% 1.9% FY 2020 2.5% 2.1% 1.9% 1.1% FY 2021 0.8% 0.8% 0.7% 0.9% FY 2022 1.5% 1.6% 2.1% 2.1% FY 2023 2.7% 2.4% 2.3% 2.1% FY 2024 2.4% 2.4% 60+ Day Delinquencies FY 2018 2.3% 2.2% 1.7% 1.4% FY 2019 1.6% 1.4% 1.2% 1.1% FY 2020 1.4% 1.2% 1.1% 0.8% FY 2021 0.5% 0.4% 0.4% 0.5% FY 2022 0.9% 0.9% 1.2% 1.2% FY 2023 1.6% 1.5% 1.4% 1.2% FY 2024 1.4% 1.4% 90+ Day Delinquencies FY 2018 1.0% 1.0% 0.8% 0.6% FY 2019 0.8% 0.7% 0.5% 0.5% FY 2020 0.6% 0.6% 0.5% 0.4% FY 2021 0.2% 0.2% 0.2% 0.2% FY 2022 0.4% 0.4% 0.5% 0.5% FY 2023 0.7% 0.7% 0.6% 0.5% FY 2024 0.7% 0.7% Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2018 4.0% 3.8% 3.2% 2.9% FY 2019 3.3% 3.2% 2.7% 2.6% FY 2020 3.2% 2.9% 2.8% 1.8% FY 2021 1.4% 1.3% 1.2% 1.3% FY 2022 2.1% 2.1% 2.7% 2.5% FY 2023 3.2% 2.7% 2.5% 2.3% FY 2024 2.5% 2.5% 60+ Day Delinquencies FY 2018 2.3% 2.2% 1.8% 1.6% FY 2019 1.9% 1.8% 1.6% 1.5% FY 2020 1.8% 1.7% 1.6% 1.3% FY 2021 0.8% 0.7% 0.7% 0.7% FY 2022 1.2% 1.2% 1.6% 1.4% FY 2023 1.9% 1.6% 1.5% 1.3% FY 2024 1.5% 1.5% 90+ Day Delinquencies FY 2018 1.1% 1.0% 0.9% 0.7% FY 2019 0.9% 0.9% 0.7% 0.6% FY 2020 0.8% 0.8% 0.7% 0.6% FY 2021 0.4% 0.3% 0.3% 0.3% FY 2022 0.6% 0.6% 0.6% 0.6% FY 2023 0.9% 0.8% 0.7% 0.6% FY2024 0.7% 0.7% Monthly Installment Loan (ex-Peloton) Monthly Installment Loan FQ2’24 Shareholder Letter 22